CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to our report dated February 21, 2008, except for Note 2 which is as of January 20, 2009, relating to the restated consolidated financial statements of Silverado Gold Mines, Ltd. (the Company), as of November 30, 2007 and for the year then ended appearing in the Company’s Annual Report on Form 10-KSB/A filed with the Securities and Exchange Commission on January 23, 2009 and to all references to our firm included in this Registration Statement.

/s/ Berkovits and Company, LLP

Fort Lauderdale, Florida
January 29, 2009